Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 5/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended May 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/18/2002	$2,000	Swedbank Inc.	5.00%	06/20/2003
07/23/2002	4,305	Clipper Receivables Corp.	1.78	09/13/2002
07/25/2002	10,000	Amsterdam Funding Corp	1.765	08/26/2002
07/25/2002	7,000	Apreco Inc.	1.78	08/30/2002
08/08/2002	3,123	Windmill Funding Corp.	1.76	08/09/2002
08/13/2002	4,351	Clipper Receivables Corp.	1.79	08/14/2002
08/21/2002	1,154	Old Line Funding Corp.	1.74	10/01/2002
09/05/2002	6,000	Clipper Receivables Corp.	1.78	10/11/2002
09/10/2002	2,550	Apreco Inc.	1.76	10/16/2002
09/24/2002	1,500	Toronto Dominion Bank	5.00	09/26/2003
10/29/2002	2,471	Tulip Funding Corp	1.80	11/29/2002
11/07/2002	1,300	Apreco Inc.	1.54	12/18/2002
12/19/2002	4,000	Amsterdam Funding Corp	1.35	03/05/2003
12/19/2002	6,251	Clipper Receivables Corp.	1.30	12/20/2002
12/27/2002	1,300	Northern Rock PLC	1.36	03/03/2003
01/22/2003	3,000	Bank of Scotland	5.00	01/16/2004
01/22/2003	2,000	Bank of Scotland	5.00	01/23/2004
02/10/2003	3,000	Societe Generale	5.00	02/12/2004
02/20/2003	5,000	Apreco Inc.	1.27	04/03/2003
03/04/2003	1,300	CDC Coml Paper Corp.	1.30	03/05/2003
03/07/2003	555	Clipper Receivables Corp.	1.33	03/10/2003
03/17/2003	2,500	Apreco Inc.	1.27	04/17/2003
03/26/2003	2,000	TransAmerica Finance	1.29	04/17/2003
03/27/2003	1,559	Amsterdam Funding Corp	1.36	04/16/2003
03/28/2003	1,009	Edison Asset Securitiz	1.35	03/31/2003
04/23/2003	2,936	Amsterdam Funding Corp	1.25	04/24/2003
05/08/2003	2,000	Sigma Finance Corp.	5.00	05/17/2004